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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. 2)*


                               Diatide, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.001 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 252842109
                     ----------------------------------
                              (CUSIP Number)

                             September 18, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 pages

ITEM 1(a).   NAME OF ISSUER:  Diatide, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             9 Delta Drive, Londonderry, New Hampshire 03053.

ITEM 2(a). NAMES OF PERSONS FILING: New Enterprise Associates V, Limited Partnership ("NEA V") and Chemicals and Materials Enterprise Associates, Limited Partnership ("CMEA"), (collectively, the "Funds"); NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, and NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners"), which is a general partner of CMEA (collectively, the "GPLP's"); and Nancy L. Dorman ("Dorman"), C. Richard Kramlich
             ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). The General Partners are individual general partners of both GPLP's. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of NEA V, NEA Partners V, CMEA Partners, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of McConnell and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of CMEA is 235 Montgomery Street, Suite 920, San Francisco, California 94104.

ITEM 4.      OWNERSHIP.

             Not Applicable.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of Diatide, Inc.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 10, 1998 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF DIATIDE, INC. REMAIN UNCHANGED.



                              Page 2 of 9 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1999


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:  NEA PARTNERS V, LIMITED PARTNERSHIP

     By:                *
        --------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

     By:                *
        --------------------------------
        Charles W. Newhall III
        General Partner


CHEMICALS AND MATERIALS ENTERPRISE
   ASSOCIATES, LIMITED PARTNERSHIP

     By: NEA CHEMICALS AND MATERIAL
         PARTNERS, LIMITED PARTNERSHIP


     By:                *
        --------------------------------
        Charles W. Newhall III
        General Partner


NEA CHEMICALS AND MATERIAL
    PARTNERS, LIMITED PARTNERSHIP


     By:                *
        ---------------------------------
        Charles W. Newhall III
        General Partner



                              Page 3 of 9 pages

                        *
        ---------------------------------
        C. Richard Kramlich


                        *
        ---------------------------------
        Arthur J. Marks


                        *
        ---------------------------------
        Thomas C. McConnell


                        *
        ---------------------------------
        Charles W. Newhall III


                                               *By:   /s/ Nancy L. Dorman
                                                   ---------------------------
                                                   Nancy L. Dorman, in her
                                                   individual capacity and as
                                                   Attorney-in-Fact

-------------------------------------------------------------------------------

This Schedule was executed by Nancy L. Dorman pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto as Exhibit 2.





                              Page 4 of 9 pages

                                                                     Exhibit 1


                                  AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Diatide, Inc.

     EXECUTED as a sealed instrument this 10th day of February, 1999.

NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:  NEA PARTNERS V, LIMITED PARTNERSHIP

     By:              *
        --------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:               *
   --------------------------------
   Charles W. Newhall III
   General Partner


CHEMICALS AND MATERIALS ENTERPRISE
   ASSOCIATES, LIMITED PARTNERSHIP

By: NEA CHEMICALS AND MATERIAL
    PARTNERS, LIMITED PARTNERSHIP

By:               *
   -------------------------------
   Charles W. Newhall III
   General Partner


NEA CHEMICALS AND MATERIAL
   PARTNERS, LIMITED PARTNERSHIP

By:               *
   -------------------------------
   Charles W. Newhall III
   General Partner



                              Page 5 of 9 pages

                 *
-----------------------------------
C. Richard Kramlich


                 *
-----------------------------------
Arthur J. Marks


                 *
-----------------------------------
Thomas C. McConnell


                 *
-----------------------------------
Charles W. Newhall III


                                      *By: /s/ Nancy L. Dorman
                                           --------------------------------
                                           Nancy L. Dorman, in her individual
                                           capacity and as Attorney-in-Fact


-------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced
Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto as Exhibit 2.







                              Page 6 of 9 pages

                                                                     Exhibit 2

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                 /s/ Raymond L. Bank
                                                 --------------------------
                                                 Raymond L. Bank


                                                 /s/ Thomas R. Baruch
                                                 --------------------------
                                                 Thomas R. Baruch


                                                 /s/ Cornelius C. Bond, Jr.
                                                 --------------------------
                                                 Cornelius C. Bond, Jr.


                                                 /s/ Frank A. Bonsal, Jr.
                                                 --------------------------
                                                 Frank A. Bonsal, Jr.


                                                 /s/ James A. Cole
                                                 --------------------------
                                                 James A. Cole



                              Page 7 of 9 pages

                                                 /s/ Nancy L. Dorman
                                                 --------------------------
                                                 Nancy L. Dorman


                                                 /s/ Neal M. Douglas
                                                 --------------------------
                                                 Neal M. Douglas


                                                 /s/ John W. Glynn, Jr.
                                                 --------------------------
                                                 John W. Glynn, Jr.


                                                 /s/ Curran W. Harvey
                                                 --------------------------
                                                 Curran W. Harvey


                                                 /s/ Ronald Kase
                                                 --------------------------
                                                 Ronald Kase


                                                 /s/ C. Richard Kramlich
                                                 --------------------------
                                                 C. Richard Kramlich


                                                 /s/ Robert F. Kuhling
                                                 --------------------------
                                                 Robert F. Kuhling


                                                 /s/ Arthur J. Marks
                                                 --------------------------
                                                 Arthur J. Marks


                                                 /s/ Thomas C. McConnell
                                                 --------------------------
                                                 Thomas C. McConnell


                                                 /s/ Donald L. Murfin
                                                 --------------------------
                                                 Donald L. Murfin


                                                 /s/ H. Leland Murphy
                                                 --------------------------
                                                 H. Leland Murphy




                              Page 8 of 9 pages

                                                  /s/ John M. Nehra
                                                  --------------------------
                                                  John M. Nehra


                                                  /s/ Charles W. Newhall III
                                                  --------------------------
                                                  Charles W. Newhall III


                                                  /s/ Terry L. Opdendyk
                                                  --------------------------
                                                  Terry L. Opdendyk


                                                  /s/ Barbara J. Perrier
                                                  --------------------------
                                                  Barbara J. Perrier


                                                  /s/ C. Vincent Prothro
                                                  --------------------------
                                                  C. Vincent Prothro


                                                  /s/ C. Woodrow Rea, Jr.
                                                  --------------------------
                                                  C. Woodrow Rea, Jr.


                                                  /s/ Howard D. Wolfe, Jr.
                                                  --------------------------
                                                  Howard D. Wolfe, Jr.


                                                  /s/ Nora M. Zietz
                                                  --------------------------
                                                  Nora M. Zietz





                              Page 9 of 9 pages